SAFE TRANSPORTATION SYSTEMS, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         This employment agreement (the "Agreement") is made and entered into as of this 1st day of January 2001, by and between Safe Transportation System, Inc., a Florida Corporation (the "Company"), and James B. Long, (the "Employee").

RECITALS

         A. The Company desires to employ the Employee from the date set forth above (the "Effective Date") during the term of this Agreement, and Employee is willing to be employed by the Company during that period, on the terms and subject to the conditions set forth in this Agreement. In consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

         1.  Duties

         During the term of this Agreement, Employee will be employed by the Company to serve as President & C.E.O. The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under the supervision and direction of the Company's Board of Directors (the "Board"). It is further agreed that during the term of this Agreement the Employee shall be appointed to the Board of Directors of the Company.

         2.  Term of Employment

         The term of employment of Employee by the Company will commence on the Effective Date and will extend through the period ending on December 31, 2011, (the "Termination Date"). Company and Employee may extend the term of this Agreement by mutual written agreement.

2.1      Termination for Cause

         Termination for cause may be effected by the Company at any time during the term of this Agreement. No such termination will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the thirty
(30) day period following receipt of such written notice.

         2.2  Termination for Death

         In the event of Employee's death during the term of this Agreement, Employee's employment is to be deemed to have ceased as of the last day of the month during which the employees death occurred, save and accept the Company will immediately pay to the Employees estate the balance of base salary for the term, to December 31, 2011, of the employment agreement plus, the automobile allowance, accrued salary and incentive compensation to the extent earned, vested deferred compensation and accrued vacation pay.


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         2.3  Termination for Disability

         In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee's duties under this Agreement because of illness or physical or mental incapacity ("Disability"), and such Disability continues for a period of more than twelve
(12) consecutive months, Company will have the right to terminate Employee's employment under this Agreement by written notification to Employee.

         In the event Employee's employment is terminated because of Employee's disability, the Company will immediately pay to Employee the balance of base salary for the term, to December 31, 2011, of the employment agreement plus, the automobile allowance, accrued salary and incentive compensation to the extent earned, vested deferred compensation and accrued vacation pay.

         2.4  Voluntary Termination

         In the event of a Voluntary Termination, Company will immediately pay to Employee the balance of base salary for the term, to December 31, 2011, of the employment agreement plus, the automobile allowance, accrued salary and incentive compensation to the extent earned, vested deferred compensation and accrued vacation pay.

         3.  Salary, Benefits, Other Compensation and Capital Exchange

         3.1  Base Salary

         As payment for the services to be rendered by Employee as provided in this Agreement, the Company agrees to pay to Employee a "Base Salary" payable bi-monthly. The gross Base Salary payable to Employee will initially be US$120,000.00 per annum. The gross Base Salary will be subject to review January 1, 2002 and will be adjusted to an equal industry standard of a comparably capitalized and successful undertaking as of January 1, 2002. Said adjustment will be no less than a ten per cent increase above US$120,000.00 per annum. The gross Base Salary payable will be subject to review annually thereafter with an increase amount of not less than 10% of the previous years gross Base Salary.

         3.2  Incentive Bonus Plans

         During the term of his employment under this Agreement, the Employee will be eligible to participate in all qualified and unqualified stock option and incentive and profit sharing plans established and promulgated by the Board.

          3.3  Benefit Plans

         During the term of Employee's employment under this Agreement, the Employee shall participate at the Company's expense in all employee benefit plans to the extent maintained by the Company, including (without limitation) full medical, full dental, life, disability, health, accident, director & officers, keyman and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. The Employee will retain all of Employee's rights to benefits that have vested under such plan, will continue for the term of the Agreement.


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         3.4  Vacation

         During the term of this Agreement, Employee will be entitled to six (6) weeks paid vacation time per year. Vacation time will be limited to a maximum of three consecutive weeks of vacation at any one time unless authorized by the Board or an emergency or family situation. Year two of the agreement, the Employee will be entitled to seven (7) weeks paid vacation time. Year three through to year five of the agreement, the Employee will be entitled to eight
(8) weeks paid vacation time with no restrictions. Year six through to year ten of the agreement, the Employee will be entitled to eight (12) weeks paid vacation time with no restrictions

         3.5  Expenses and Automobile Allowance

         During the term of this Agreement, Company will reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company's business, including travel expenses, food, and lodging. The Employee shall be afforded a monthly automobile allowance of US$750.00 per month. The automobile allowance payable will be subject to review annually, with an annual increase amount of not less than 10% of the previous years automobile allowance.

         3.6  Capital Exchange

         In anticipation of entering into this agreement the Employee has assigned all rights title and interest in and to the technology upon which the company is based. The Employee will be issued 1,000,000 unqualified options without expiration, forth with, having an exercise price per share of US$1.00 in exchange for the relinquishing of any development and proprietary rights and/or royalties to the anti-jackknifing system.

         5.  Confidentiality and Non-competition

         5.1  Confidentiality

         Because of Employee's employment by Company, Employee will have access to trade secrets and confidential information about Company, its products, its customers, and its methods of doing business (the "Confidential Information"). During and after the termination of Employee's employment by the Company, Employee may not directly or indirectly disclose or use any such Confidential Information; provided, that Employee will not incur any liability for disclosure of information which (a) is required in the course of Employee's employment by the Company, (b) was permitted in writing by the Board or (c) is within the public domain or comes within the public domain without any breach of this Agreement.

         6.  Miscellaneous

         6.1  Waiver

         The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

         6.2  Entire Agreement; Modification

         Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

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

         6.3  Notice

         All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, six (6) days after mailing, if mailed, or forty-eight (48) hours after transmission, if delivered by telecopier or telegram, to the respective person.

          6.4  Headings

         The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

         6.5  Governing Law

         This Agreement is to be governed by and construed in accordance with the laws of the State of Florida or the laws of the State of Washington, at the sole discretion of the Employee. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

         6.6  Survival of Company's Obligations

         This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

         6.7  Counterparts

         This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement. Facsimile signatures shall constitute original signatures.

         6.8  Withholdings

         All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law except as provided herein to the contrary.

         6.9  Enforcement

         If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

         6.10  Indemnification

         The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

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

         6.11 Construction of Agreement

         Each party has reviewed and participated in the formation of this Agreement and, accordingly, any rule or construction to the effect that ambiguities be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         6.12  Time

         Time  is  of  the  absolute   essence  with  respect  to  the  parties'
performance of this Agreement.

         6.13  Corporate Authority

         Each individual executing this Agreement on behalf of each party represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of said part, in accordance with a duly adopted resolution of the Board of Directors of said party or in accordance with the bylaws of said party, and that this Agreement is binding upon said party in accordance with its terms.

         6.14  Cooperation

         The Parties hereby agree to cooperate, execute and deliver any and all documents reasonably deemed necessary to effectuate the intent and the terms and conditions of this Agreement. Each party reciprocally agrees to promptly and duly execute and deliver to the other such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the other party hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


WITNESS                                    EMPLOYEE



/s/ Roy Long Jr.                         /s/ Ian Pallett
-------------------                      -----------------
    G. Roy Long Jr.                          IAN PALLETT
    Director




                                                    EMPLOYER


                                         /s/ James B. Long
                                         ----------------------------
                                         JAMES B. LONG, President & CEO
                                         Safe Transportation System, Inc.